Exhibit 99.1

Nevro Reports Fourth-Quarter and Full-Year 2023 Financial Results

Provides Full-Year and First-Quarter 2024 Guidance

REDWOOD CITY, California – February 21, 2024 – Nevro Corp. (NYSE: NVRO), a global medical device company that is delivering comprehensive, life-changing solutions for the treatment of chronic pain, today reported its fourth-quarter and full-year 2023 financial results. The company also provided first-quarter and full-year 2024 financial guidance.

“Our fourth quarter performance reflects continued execution of our three-pillar strategy initiated in the second quarter of 2023,” said Kevin Thornal, Nevro’s CEO and president. “The actions we have taken, including our commercial realignment, strengthening our executive team with talented and experienced leaders, the acquisition of Vyrsa Technologies™ to enter the sacroiliac joint fusion space, debt refinancing, and recent restructuring, among others, further position Nevro for success.”

“I especially want to thank our Nevro team members for their continued focus and dedication to freeing patients from the burden of chronic pain,” Thornal continued. “We are off to a solid start as we enter 2024 and remain focused on advancing our core strategic pillars of commercial execution, market penetration and profit progress to further position our business to deliver value for all our stakeholders and achieve profitable, long-term growth.”

Fourth-Quarter 2023 Financial Highlights and Recent Business Developments

•
For the fourth quarter of 2023 (as compared with the fourth quarter of 2022):

Worldwide revenue grew to $116.2 million, an increase of 2% as reported and on a constant currency basis.

Painful Diabetic Neuropathy (PDN) Indication sales increased 29% to approximately
$22.4 million.

U.S. trial procedures decreased approximately 1%, in line with the company’s expectations; U.S. PDN trial procedures were 24% of total U.S. trials.

Reported a fourth quarter 2023 net loss from operations of $11.8 million; fourth quarter 2023 adjusted EBITDA was $8.4 million. Refer to the financial table at the end of this release for GAAP to non-GAAP reconciliations, definitions and further information regarding the use of non-GAAP metrics.
•
As previously announced on November 30, 2023:

Nevro acquired Vyrsa Technologies™ (Vyrsa), a medical technology company focused on a minimally invasive treatment option for patients suffering from chronic sacroiliac joint (SI joint) pain.

The company closed a 6-year, $200 million term loan credit facility, the proceeds of which were used to repurchase the majority of the company’s 2025 Convertible Notes, the acquisition of Vyrsa and for working capital and other general corporate purposes.
•
Over 115,000 patients now globally treated with HFX 10 kHz Therapy™
•
As previously announced on January 9, 2024, Nevro implemented a restructuring, including laying off 5% of its workforce, a vast majority of which affected internally focused employees and not customer-facing personnel in the field to support the company’s long-term growth and profitability.
•
For the full-year and first-quarter of 2024, Nevro currently expects the following:

Full-year 2024 revenue to be in the range of $435 million to $445 million, or 2% to 5% growth on a reported and constant currency basis over 2023, and adjusted EBITDA to be in the range of negative $8 million to negative $14 million.

First-quarter 2024 revenue to be in the range of $97 million to $99 million, representing 1% to 3% constant currency growth over 2023, and adjusted EBITDA guidance of negative $15 million to negative $16 million.

Fourth-Quarter 2023 Financial Results

Worldwide revenue for the fourth quarter of 2023 was $116.2 million, an increase of 2% as reported and on a constant currency basis, compared with $113.8 million in the fourth quarter of 2022. PDN indication sales represented approximately $22.4 million and 20% of worldwide permanent implant procedures in the fourth quarter of 2023.

U.S. revenue in the fourth quarter of 2023 was $101.5 million, reflecting growth of 2% over $99.8 million in the fourth quarter of 2022. U.S. permanent implant procedures increased 3% compared with the fourth quarter of 2022, while U.S. trial procedures decreased approximately 1% compared with the fourth quarter of 2022 which was in line with the company’s expectations. U.S. PDN trial procedures represented approximately 24% of total U.S. trial volume and grew approximately 17% over the fourth quarter of 2022.

International revenue in the fourth quarter of 2023 was $14.7 million compared with $14.1 million in the fourth quarter of 2022, an increase of 4% as reported, and flat on a constant currency basis.

Gross profit for the fourth quarter of 2023 was $81.5 million, compared with $75.2 million in the fourth quarter of 2022. Gross margin was 70.1% in the fourth quarter of 2023 compared with 66.1% in the fourth quarter of 2022. The increase in gross margin was primarily driven by the shift to higher margin products as well as lower scrap-related charges in the current period.

Operating expenses for the fourth quarter of 2023 were $93.3 million compared with $94.6 million in the fourth quarter of 2022. The decrease in operating expenses was primarily due to reduced marketing, development, and outside consulting expenses which were partially offset by increased legal costs. The fourth quarter additionally included $3.0 million in one-time expense related to the Vyrsa acquisition. Litigation-related legal expenses were $2.9 million for the fourth quarter of 2023 compared with $1.2 million in the fourth quarter of 2022.

Net loss from operations for the fourth quarter of 2023 was $11.8 million compared with a net loss of $19.4 million in the fourth quarter of 2022. Adjusted EBITDA for the fourth quarter of 2023 was $8.4 million compared with a loss of $1.4 million in the fourth quarter of 2022. Adjusted EBITDA excludes interest, taxes, gain on extinguishment of debt, restructuring charges, litigation-related credits and expenses, gain on extinguishment of debt, and non-cash items such as changes in fair market value of warrants, stock-based compensation, depreciation and amortization. Refer to the financial table at the end of this release for GAAP to non-GAAP reconciliations, definitions and further information regarding the use of non-GAAP metrics.

Cash, cash equivalents, and short-term investments totaled $322.7 million as of December 31, 2023, an increase of $2.5 million from September 30, 2023. Cash activities during the quarter ended December 31, 2023, include $47.0 million in net funds received from the company’s November 2023 debt restructuring as well as $40.0 million in cash paid for the acquisition of Vyrsa.

Full-Year 2023 Financial Results

Nevro’s full-year 2023 worldwide revenue was $425.2 million, an increase of 5% as reported and on a constant currency basis, compared with $406.4 million for full-year 2022. Worldwide revenue for 2023 includes approximately $77.9 million of PDN indication sales compared with $48.0 million for the full-year 2022. U.S. revenue was approximately $366.6 million, reflecting growth of 5% over $348.2 million in 2022. International revenue was $58.6 million, an increase of 1% as reported, or flat on a constant currency basis, compared with $58.2 million in the prior year period. Refer to the financial statements for additional full-year 2023 results and GAAP to non-GAAP reconciliations, definitions and further information regarding the use of non-GAAP metrics.

Net loss from operations for the full year of 2023 was $99.3 million compared to net income from operations of $6.2 million in 2022 which includes $105.0 million of litigation-related credits. Excluding these credits, net loss from operations for 2022 was $98.8 million. Full-year 2023 adjusted EBITDA was negative $17.7 million compared with negative $23.8 million in 2022.

Full-Year and First-Quarter 2024 Financial Guidance

Nevro currently expects full-year 2024 worldwide revenue to be in the range of approximately $435 million to $445 million, representing growth of 2% to 5% on a reported and constant currency basis over 2023.

Nevro currently expects full-year 2024 adjusted EBITDA to be a loss of approximately $8 million to $14 million, which compares to an adjusted EBITDA loss of $17.7 million in 2023. As previously announced, Nevro implemented a restructuring in early January. The company continues to expect the restructuring to have a $14 million to
$15 million positive impact on its full-year 2024 adjusted EBITDA, which will be largely offset by normal operating expense increases and acquisition-related expenses.

For the first quarter of 2024, the company currently expects worldwide revenue of approximately $97 million to $99 million, representing growth of 1% to 3% on a reported and constant currency basis over the first quarter of 2023.

Nevro currently expects first quarter of 2024 adjusted EBITDA to be a loss of approximately $15 million to
$16 million. Adjusted EBITDA in the first quarter of 2024 will exclude a $5 million to $6 million restructuring charge.

Nevro has not provided a quantitative reconciliation of forecasted adjusted EBITDA to forecasted net income (loss) within this press release because the company is unable, without making unreasonable efforts, to calculate certain reconciling items with confidence. For more information regarding the non-GAAP financial measures discussed in this press release, please see the financial table at the end of this release for GAAP to non-GAAP reconciliations, definitions and further information regarding the use of non-GAAP metrics.

An investor presentation for the Company's fourth-quarter and full-year 2023 financial results is available in the "Investors" section of Nevro's website at www.nevro.com.

Webcast and Conference Call Information

As previously announced, Nevro will host a conference call today to discuss its financial results. The call will begin at 1:30 pm PT / 4:30 pm ET. Investors interested in listening to the call may do so by dialing (888) 330-2443 in the U.S. or +1 (240) 789-2728 internationally, using conference ID: 3583097.

A live webcast of this event, as well as an archived recording, will be available in the Investors section of Nevro's website at Events & Presentations. The live webcast should be accessed 10 minutes prior to the conference call start time.

Internet Posting of Information

Nevro routinely posts information that may be important to investors in the "Investor Relations" section of its website at www.nevro.com. The Company encourages investors and potential investors to consult the Nevro website regularly for important information about Nevro.

About Nevro

Headquartered in Redwood City, California, Nevro is a global medical device company focused on delivering comprehensive, life-changing solutions that continue to set the standard for enduring patient outcomes in chronic pain treatment. The company started with a simple mission to help more patients suffering from debilitating pain and developed its proprietary 10 kHz Therapy™, an evidence-based, non-pharmacologic innovation that has impacted the lives of more than 100,000 patients globally. Nevro's comprehensive HFX™ spinal cord stimulation

(SCS) platform includes the Senza® SCS system and support services for the treatment of chronic pain of the trunk and limb and painful diabetic neuropathy.

Nevro recently added a minimally invasive treatment option for patients suffering from chronic sacroiliac joint ("SI joint") pain and now provides the most comprehensive portfolio of products in the SI joint fusion space, designed to meet the preferences of physicians and varying patient needs in order to improve outcomes and quality of life for patients.

Senza®, Senza II®, Senza Omnia®, and HFX iQ™ are the only SCS systems that deliver Nevro's proprietary 10 kHz Therapy™. Nevro's unique support services provide every patient with HFX Coach™ support throughout their pain relief journey and every physician with HFX Cloud™ insights for enhanced patient and practice management.

SENZA, SENZA II, SENZA OMNIA, OMNIA, HF10, the HF10 logo, 10 kHz Therapy, HFX, the HFX logo, HFX iQ, the HFX iQ logo, HFX Algorithm, HFX CONNECT, the HFX Connect logo, HFX ACCESS, the HFX Access logo, HFX COACH, the HFX Coach logo, HFX CLOUD, the HFX Cloud logo, RELIEF MULTIPLIED, the X logo, NEVRO, and the NEVRO logo are trademarks or registered trademarks of Nevro Corp. Patents covering Senza HFX iQ and other Nevro products are listed at Nevro.com/patents.

To learn more about Nevro, connect with us on LinkedIn, X, Facebook, and Instagram.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements reflecting the current beliefs and expectations of the company’s management, made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including: our first quarter and updated full-year 2024 financial guidance; our belief that the actions we have taken further position us for success; and our belief that our focus on our three key strategic pillars will improve our commercial execution and deliver significant long-term shareholder return. These forward-looking statements are based upon information that is currently available to us or our current expectations, speak only as of the date hereof, and are subject to numerous risks and uncertainties, including our ability to successfully commercialize our products; our ability to manufacture our products to meet demand; the level and availability of third-party payor reimbursement for our products; our ability to effectively manage our anticipated growth and the costs and expenses of operating our business; our ability to protect our intellectual property rights and proprietary technologies; our ability to operate our business without infringing the intellectual property rights and proprietary technology of third parties; competition in our industry; additional capital and credit availability; our ability to successfully integrate any additive acquisitions we may make, including our acquisition of Vyrsa Technologies; our ability to attract and retain qualified personnel; our ability to accurately forecast financial and operating results; and product liability claims. These factors, together with those that are described in greater detail in our Annual Report on Form 10-K to be filed shortly after the date hereof, as well as any reports that we may file with the Securities and Exchange Commission in the future, may cause our actual results, performance or achievements to differ materially and adversely from those anticipated or implied by our forward-looking statements. We expressly disclaim any obligation, except as required by law, or undertaking to update or revise any such forward-looking statements. Nevro's operating results for the full year and fourth quarter ended December 31, 2023, are not necessarily indicative of our operating results for any future periods.

Investor and Media Contact:

Angie McCabe

Vice President, Investor Relations & Corporate Communications

angeline.mccabe@nevro.com

Nevro Corp.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2023	2022	2023	2022
	(unaudited)
Revenue	$116,176	$113,844	$425,174	$406,365
Cost of revenue	34,699	38,605	135,114	129,998
Gross profit	81,477	75,239	290,060	276,367
Operating expenses:
Research and development	12,420	13,947	54,418	53,065
Sales, general and administrative	80,598	80,650	334,704	322,138
Amortization of intangibles	246	—	246	—
Certain litigation charges (credits)	—	—	—	(105,000)
Total operating expenses	93,264	94,597	389,368	270,203
Income (loss) from operations	(11,787)	(19,358)	(99,308)	6,164
Other income (expense):
Interest income (expense), net	781	855	6,152	(2,411)
Change in fair market value of warrants	(8,051)	—	(8,051)	—
Other income (expense), net	(436)	(333)	(586)	511
Gain on extinguishment of debt	3,934	—	3,934	—
Income (loss) before income taxes	(15,559)	(18,836)	(97,859)	4,264
Provision for (benefit from) income taxes	(6,578)	356	(5,646)	1,263
Net income (loss)	(8,981)	(19,192)	(92,213)	3,001
Changes in foreign currency translation adjustment	1,087	1,626	1,164	(1,667)
Changes in gains (losses) on short-term investments	821	321	1,687	(1,063)
Net change in other comprehensive loss	1,908	1,947	2,851	(2,730)
Comprehensive income (loss)	$(7,073)	$(17,245)	$(89,362)	$271
Net income (loss) per common share
Basic	$(0.25)	$(0.54)	$(2.56)	$0.08
Diluted	$(0.25)	$(0.54)	$(2.56)	$0.08
Weighted average shares used to compute net loss per share
Basic	36,277,243	35,474,998	35,981,431	35,317,644
Diluted	36,277,243	35,474,998	35,981,431	35,525,255

Nevro Corp.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

	December 31,	December 31,
	2023	2022

Assets
Current assets
Cash and cash equivalents	$104,217	$120,373
Short-term investments	218,506	254,012
Accounts receivable, net	79,377	78,930
Inventories, net	118,676	99,638
Prepaid expenses and other current assets	10,145	9,984
Total current assets	530,921	562,937
Property and equipment, net	24,568	22,271
Operating lease assets	8,944	13,430
Goodwill	38,164	—
Intangible assets, net	27,354	—
Other assets	5,156	3,164
Restricted cash	606	606
Total assets	$635,713	$602,408
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$22,520	$26,849
Contingent liabilities, current portion	9,836	—
Accrued liabilities and other	51,019	52,363
Total current liabilities	83,375	79,212
Long-term debt	211,471	186,867
Long-term operating lease liabilities	4,634	10,296
Contingent liabilities, non-current portion	12,257	—
Warrant liability	28,739	—
Other long-term liabilities	2,092	2,157
Total liabilities	342,568	278,532
Stockholders’ equity
Common stock, $0.001 par value, 290,000,000 shares authorized, 37,044,390 and 36,203,423 shares issued at December 31, 2023 and 2022, respectively; 36,361,474 and 35,520,507 shares outstanding at December 31, 2023 and 2022, respectively	36	35
Additional paid-in capital	992,762	934,132
Accumulated other comprehensive loss	(243)	(3,094)
Accumulated deficit	(699,410)	(607,197)
Total stockholders’ equity	293,145	323,876
Total liabilities and stockholders’ equity	$635,713	$602,408

Nevro Corp.

GAAP to Non-GAAP Adjusted EBITDA Reconciliation

(unaudited)

(in thousands)

The following table presents a reconciliation of GAAP net loss, as prepared in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"), to adjusted EBITDA, a non-GAAP financial measure.

Reconciliation of actual results:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2023	2022	2023	2022
	(unaudited)
GAAP Net income (loss)	$(8,981)	$(19,192)	$(92,213)	$3,001
Non-GAAP Adjustments:
Interest (income) expense, net	(781)	(855)	(6,152)	2,411
Provision for income taxes	(6,578)	356	(5,646)	1,263
Depreciation and amortization	1,869	1,563	6,885	6,343
Stock-based compensation expense and other equity related-charges	15,533	14,806	58,782	56,798
Certain litigation charges (credits)	—	—	—	(105,000)
Amortization of intangibles	246	—	246	—
Change in fair market value of warrants	8,051	—	8,051	—
Gain on extinguishment of debt	(3,934)	—	(3,934)	—
Litigation related expenses	2,941	1,176	15,913	10,689
Restructuring charges	—	705	373	705
Adjusted EBITDA	$8,366	$(1,441)	$(17,695)	$(23,790)

Reconciliation of guidance:

	Three Months Ended		Year Ended
	March 31, 2024		December 31, 2024
	(Low Case)	(High Case)	(Low Case)	(High Case)

GAAP Net Loss	$(41,000)	$(40,000)	$(107,000)	$(101,000)
Non-GAAP Adjustments	25,000	25,000	93,000	93,000
Adjusted EBITDA	$(16,000)	$(15,000)	$(14,000)	$(8,000)

Management uses certain non-GAAP financial measures, most specifically adjusted EBITDA, as a supplement to GAAP financial measures to further evaluate the Company's operating performance period over period, analyze the underlying business trends, assess performance relative to competitors and establish operational objectives.

Management believes it is important to provide investors with the same non-GAAP metrics it uses to evaluate the performance and underlying trends of the Company's business operations to facilitate comparisons to its historical operating results and evaluate the effectiveness of its operating strategies. Disclosure of these non-GAAP financial measures also facilitates comparisons of the Company's underlying operating performance with other companies in the industry that also supplement their GAAP results with non-GAAP financial measures.

EBITDA is a non-GAAP financial measure, which is calculated by adding interest income and expense, net; provision for income taxes; and depreciation and amortization to net income. In calculating non-GAAP adjusted EBITDA, the Company further adjusts for the following items:

•
Stock-based compensation expense and other equity-related charges – The company excludes non-cash costs related to the Company's stock-based plans, which include stock options, restricted stock units and performance-based restricted stock units as these expenses do not require cash settlement from the Company. In the period ended December 31, 2023, the Company additionally excluded one-time equity-related charges of $1.9 million associated with the Vyrsa acquisition.
•
Certain litigation charges (credits) – The Company excludes certain non-recurring litigation charges (credits) associated with patent litigation legal judgement and settlement, which management considers not related to the underlying operating performance of the business.
•
Amortization of intangibles – The Company excludes amortization of intangibles from the acquisition of businesses.
•
Change in fair market value of warrants – The Company excludes the changes in the fair value of its warrant liability.
•
Gain from extinguishment of debt – The Company excludes gains and losses from extinguishment of early debt repayment.
•
Litigation-related expenses – The Company excludes legal and professional fees as well as charges and credits associated with certain legal matters, which management considers not related to the underlying operating performance of the business.
•
Restructuring charges – The Company excludes charges incurred as a direct result of restructuring programs, such as salaries and other compensation-related expenses.

Full-year guidance excludes the impact of foreign currency fluctuations.

The non-GAAP financial measure should not be considered in isolation from, or as a replacement for, the most directly comparable GAAP financial measures, as it is not prepared in accordance with U.S. GAAP.

Nevro has not provided a quantitative reconciliation of forecasted adjusted EBITDA to forecasted net income (loss) within this press release because the company is unable, without making unreasonable efforts, to calculate certain reconciling items with confidence. These items include, but are not limited to, stock-based compensation expenses, change in fair value of warrants, and litigation-related expenses.

Amounts may not add due to rounding.

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